Exhibit 10.6

[ClubCorp Logo]

2011 Incentive Plan Document

Regional &
Corporate

Table of Contents

Introduction	2

Individual Performance Factors and Measures	2

General Plan Policies & Procedures	3

Eligibility	3

Awards	3

Administration	3

Adjustments Upon Certain Events	3

No Right to Employment or Awards; No Transferability of Awards	4

Amendments; Termination; Interpretation	4

Important Terminology	5

Introduction

Congratulations on your participation in the 2011 Incentive Compensation Plan (“Plan”).  The purpose of this Plan is to provide a mechanism to meaningfully reward you for contributing to the Company’s success. The 2011 incentive compensation will be dependent on your Individual Performance, your department/ Region’s performance, and the Company’s performance.  We appreciate your continued contributions to the long-term success of your department, Region, and the Company.

Individual Performance Factors and Measures

There are a number of performance factors and measures that will be taken into consideration in determining what, if any, Award is made for 2011 including:

•                  Company and Region Adjusted EBITDA Performance as compared to the Budget;

•                  Company and Region Net Dues Performance as compared to the Budget;

•                  Cost control efforts and associated flow through results;

•                  Meeting departmental strategic initiatives;

•                  Performance Review(s); and

•                  Other performance factors assigned by the Participant’s Supervisor.

Performance factors and/or measures may be revised to reflect significant changes in the Company, Regional, and/or Departmental strategies or other changes in business conditions or as otherwise determined by the Committee at its discretion.

Notwithstanding anything contained in this Plan to the contrary, unless otherwise determined by the Committee at its sole discretion, no amount shall be payable under the Plan in the event that the Company EBITDA Performance for 2011 is less than the Company EBITDA Minimum.

General Plan Policies & Procedures

Eligibility

•                  Employee Partners can be Participants as approved by the Committee to be a Participant.

•                  A Participant must be employed by the Company for at least 3 months to be eligible to receive a cash payment pursuant to an Award.  An Employee Partner who is otherwise eligible but who has been employed for less than all of 2011 will be eligible for an Award based upon Actual Eligible Earnings and the performance factors and measures for the full 2011 fiscal year.

•                  If a Participant is newly hired, promoted or transferred to a new position during the year, any Award will be calculated based on the Actual Eligible Earnings earned in each position and the Incentive Potential listed in the Participant’s offer letter, may be modified from time-to-time by the Committee at its sole discretion.

•                  A Participant’s termination of employment (voluntary or involuntary) for any reason before the date on which an Award is paid by the Company will result in forfeiture of the Award.  In addition, any Participant who is reassigned or demoted during the Company’s 2011 fiscal year will no longer be eligible for an Award or any payment pursuant to this Plan.

•                  Awards will be calculated based on the Actual Eligible Earnings for the applicable incentive eligible position of each Participant and the performance factors.

Awards

Regardless of whether any performance factors or measures are met, any amounts which may be awarded at the Committee’s discretion will be subject to the issuance of the financial audit for the Company’s 2011 fiscal year.  The Committee shall have the discretion of whether any amount may be payable after the Committee has determined whether the Company EBITDA Minimum has been satisfied.  No amount shall be payable if the Company EBITDA Minimum is not satisfied.    In all events, any amounts which may be paid are subject to applicable withholding and other payroll taxes.  Any Award will be automatically forfeited if the Participant is not employed at the time of payment. Notwithstanding the foregoing, a Participant who is on a Family and Medical Leave Act leave or Uniformed Services Employment and Reemployment Rights Act leave on the date of payment of the Award shall be treated as employed on said date.

Administration

The Committee shall have sole authority to determine whether any amount will be awarded under this Plan or under any Award issued under this Plan.  The Committee reserves the right to reduce or eliminate this Plan and any Award, including the determination to cancel an Award that may be granted hereunder at any time at its sole discretion. All decisions of the Committee shall be final and conclusive and without liability to any person.  The Committee may decide, at its sole discretion, that no amount may be paid hereunder should the Committee determine that the circumstances warrant either as a result of a Participant’s performance or other actions, or, with respect to the overall condition (financial or otherwise) of the Company.  No amount shall be set aside in a trust or otherwise segregated to fund the payment of any Award hereunder.

Adjustments Upon Certain Events

The Company EBITDA Minimum is established with respect to the entities included in the Company’s consolidated financial statements as of December 28, 2010 (the “Company Group”) and the Company

EBITDA Minimum must be met by such Company Group and any divestitures shall not reduce or cause any adjustment to the Budget.  In the event any new properties or entities are acquired or added to the Company Group after December 28, 2010, the Committee may adjust the Budget with respect to each such added property or entities within 90 days of the closing of such acquisition in order to adjust the Company EBITDA Minimum for the budgeted performance of such properties/entities.  In the event of any change in the Company or any of its Subsidiaries by reason of any sale, disposition, closing of a Club, spin-off, combination or any transaction or event similar to the foregoing with respect to the Company, a Subsidiary or any Club, or any other transaction or event determined by the Committee to be applicable, there shall be no adjustment to the Company EBITDA Minimum or any Award under this Plan.   The Committee may, at its sole discretion and without liability to any person, adjust the Company EBITDA Minimum to consider any new or added entities or Clubs, if any, as it deems appropriate at its sole discretion, including with respect to establishing performance factors and measures with respect to such addition, provided such performance features or measures are established within 90 days of the addition.

No Right to Employment or Awards; No Transferability of Awards

Information contained in this Plan and any other communications made by management do not constitute an implied or expressed contract or binding agreement between the Company and any Participant.   The granting of an Award shall impose no obligation on the Company or any Subsidiary to continue the employment of a Participant and shall not lessen or affect the Company’s or Subsidiary’s right to terminate the employment of such Participant.  No Participant or other person shall have any claim to any term of employment by reason of any Award or this Plan and all employment shall continue to be employment at will.  No Participant or other person shall have any claim to be granted any Award or be vested in any Award at any time, and there is no obligation for uniformity of treatment of Participants.  The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).  Any Award shall be personal to the Participant and is not assignable or subject to voluntary or involuntary alienation, sale or transfer by the Participant to any beneficiary or otherwise.

Amendments; Termination; Interpretation

Notwithstanding that the Company EBITDA Minimum may have been met, the Committee reserves the right, at its sole discretion, to change, modify, alter or eliminate this Plan and any Award or payment which may be paid at any time, regardless of whether any performance factors or measures are met. Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and any Awards granted hereunder shall be interpreted in accordance with the laws of the State of Texas, and, if applicable, Section 409A of the Internal Revenue Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued (“Section 409A”) .  Notwithstanding any provision herein to the contrary, in the event Section 409A is applicable to any Award issued hereunder and the Committee determines that any amounts which may be paid hereunder will be taxable to a Participant and not in compliance with Section 409A prior to payment to such Participant of such amount, the Company may (i) adopt such amendments and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of any Award paid hereunder and/or (ii) take such other actions as the Committee determines necessary or appropriate to comply with the requirements of Section 409A.

This document supersedes all prior incentive compensation plans or agreements regarding the subject matter of this Plan, each of which is of no further force and effect.

Important Terminology

“Actual Eligible Earnings” means base pay, vacation, jury duty and other categories if part of regular wages (e.g. service charge pay outs) paid during the incentive period for the eligible positions.  It does not include incentive/bonus awards, tips, discretionary bonuses, commissions, relocation or other pay not considered as part of regular wages.

“Adjusted EBITDA” means EBITDA excluding certain items, including without limitation impairments and write-offs, changes in interest rate cap agreements, gains or losses due to discontinued or divested operations, or other similar events, and may be adjusted by the Committee at its sole discretion, including consideration of non-recurring events.

“Adjusted EBITDA Performance” means the Adjusted EBITDA for each Region and the Company as determined by the Committee.  Performance will be based on pre-bonus expenses.

“Award” means the discretionary amount awarded to a Participant based upon the Participant’s Incentive Potential and Actual Eligible Earnings which may, at the Committee’s discretion, be paid to such Participant.  Awards may contain such other terms and conditions as determined by the Committee at its sole discretion.

“Budget” means the 2011 budgeted amount for Adjusted EBITDA Performance and Net Dues Performance as determined by the Committee for each Region and/or the Company.

“Club” means a business, sports, golf or country Club of the Company or its Subsidiaries as determined by the Committee.

“Committee” means a Committee of the Board of Directors of the Company or designated by the Board of Directors of the Company.

“Company” means ClubCorp Club Operations, Inc., a Delaware corporation.

“Company EBITDA Minimum” means 96% of Adjusted EBITDA Budget for the Company and its Subsidiaries.  Such amount shall be subject to adjustment as determined by the Committee, as set forth under “Adjustments Upon Certain Events”.

“Company EBITDA Performance” means the aggregate Adjusted EBITDA Budget for the Company and its Subsidiaries as determined by the Committee.

“Dues Added” means the added memberships dues including but not limited to new members, transfers, category upgrades, and upgrades to Society and/or Signature Gold as determined by the Committee.  The Committee at its sole discretion may exclude dues added from special promotions or offerings.

“Dues Lost” means the lost memberships dues including but not limited to resignation, write offs, or outgoing relocations as determined by the Committee.

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“Golf Revenue” for a public golf course means the gross revenue obtained from all golf related activities at each public course.

“Incentive Potential” means the maximum percentage of Actual Eligible Earnings the Participant may receive in an Award. The Incentive Potential is listed in the Participant’s offer letter, as may be modified from time-to-time by the Committee at its sole discretion.

“Individual Performance” means the Participant’s individual performance as determined by the Participant’s supervisor with the approval of the Committee.

“Member Survey Scores” means the rating scores tabulated from a membership survey, including but not limited to Mindshare scores.

“Net Dues Performance” means the aggregate amount (whether positive or negative) by which the gross Dues Added exceed or are offset by the aggregate amount of Dues Lost for all dues categories.  Net Dues Performance for a Region with public golf Clubs means the amount of Golf Revenue for such Region.

“Participant” means an Employee Partner employed by the Company or a Subsidiary who is designated by the Committee to be eligible to receive an Award.

“Region” means the group of Clubs that the Participant is responsible for including the Participant’s home Club, if applicable, as determined by the Committee.

“Subsidiary” means a direct or indirect subsidiary of the Company as determined by the Committee.

Effective:  January 2011